CONSENT OF TRAVIS BOAM

I consent to all references to my name and any quotation from, or summarization of, Sections 3-10 and 13 and my contributions to Sections 1, 2, 14, and 23-27 of the technical report summary entitled "Technical Report Summary for the Alta Mesa Uranium Project, Brooks and Jim Hogg Counties, Texas, USA" dated December 31, 2021, prepared by me and incorporated by reference into the Registration Statement on Form S-8, and any amendments or supplements thereto, of Energy Fuels Inc. being filed with the United States Securities and Exchange Commission, and any amendments or supplements thereto.

/s/ Travis Boam
Travis Boam, PG

Date: April 10, 2024